EXHIBIT 10.16 (REDACTED)

CONFIDENTIAL MATERIAL OMITTED AND

FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION ([* * *] Denotes Omission)

LICENSE AGREEMENT

This License Agreement (“Agreement”), dated as of December 21, 2004, is entered into by and between IMMUCELL CORPORATION, a corporation organized under the laws of the State of Delaware and having its principal place of business at 56 Evergreen Drive, Portland, Maine 04103 (“IMMUCELL”), and PFIZER INC., a corporation organized under the laws of the State of Delaware and operating through its Pfizer Animal Health Division with a principal place of business at 235 East 42nd Street, New York, New York, 10017 (“PFIZER”).

WHEREAS, IMMUCELL owns or controls, or may acquire rights to, certain patents, patent applications, technology, know-how, trade secrets and scientific and technical information relating to nisin-based animal health products, including an intra-mammary pharmaceutical for treatment of bovine mastitis in lactating cows, and desires to engage a global development and marketing partner to further develop and commercialize said pharmaceutical in such field;

WHEREAS, PFIZER has extensive experience and expertise in the development and commercialization of animal health pharmaceuticals and desires to acquire exclusive licenses in the Territory (as defined below) to certain patents, patent applications, technology, know-how, trade secrets and scientific and technical information owned, controlled or to be acquired by IMMUCELL for PFIZER’s further development and commercialization of said pharmaceutical for use in the designated field; and

WHEREAS, IMMUCELL desires to grant such exclusive licenses to PFIZER, all upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants and agreements provided herein, and intending to become legally bound, IMMUCELL and PFIZER hereby agree as follows:

Section 1.	DEFINITIONS.

For purposes of this Agreement, the following definitions shall be applicable:

1.1 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means possession, direct or indirect, of (a) the power (shared or otherwise) to direct or cause direction of the management and policies of an entity (whether through ownership of securities or partnership or other

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

1.2 “Business Day” means a day other than a Saturday, Sunday, bank or other public holiday in New York, New York.

1.3 “Clinical Study” means a clinical study or studies addressing, without limitation, sub-clinical and clinical mastitis, with study design and statistical power intended to meet the requirements for approval of an NADA for the Licensed Product, including, without limitation those studies specified in Exhibit A attached hereto.

1.4 “Competing Product” means any nisin-based intra-mammary product for treatment of bovine mastitis in lactating cows, other than the Licensed Product.

1.5 “Confidentiality Agreements” mean those certain Mutual Confidentiality Agreements between IMMUCELL and Pfizer Limited, dated January 8, 2004, as thereafter amended, and August 17, 2001.

1.6 “Contract Manufacturer” means any third party manufacturer approved or designated by PFIZER, and identified to IMMUCELL by written notice, to fill plastets with Raw Material for purposes of conducting PFIZER’s clinical development plan, and/or to manufacture Licensed Product designed for commercial distribution or any other purpose permitted under the terms of this Agreement.

1.7 “CVM” means the United States Center for Veterinary Medicine and any successor agency thereto.

1.8 “Drug Product” means Raw Material further manufactured to finished, sterile intra-mammary unit dose (“plastet”) generally known as MastOut®. For purposes of clarification only, “Active Drug Product” shall mean Drug Product with Raw Material, and “Placebo Drug Product” shall mean Drug Product without Raw Material.

1.9 “Effective Date” means the date that this Agreement has been fully executed by IMMUCELL and PFIZER.

1.10 “EMEA” means the European Medicines Agency and any successor agency thereto.

1.11 “European Patent Convention Countries” means countries under the European Patent Convention, which includes, for example, the United Kingdom, Spain, Italy, France, The Netherlands, Ireland, Sweden and Germany.

1.12 “European Union” means Member States as of the Effective Date consisting of Austria, Belgium, Cyprus, Czech Republic, Denmark, Finland, Estonia, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom, as well as any country within the Territory which by execution of an accession treaty becomes a Member State during the Term.

1.13 “Field” means the use of nisin-based intra-mammary agents in the treatment of clinical and sub-clinical bovine mastitis in lactating cows.

1.14 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.15 “IMMUCELL Confidential Information” means all information about any element of IMMUCELL Technology, as well as any other information regarding the business or operations of IMMUCELL, that (A) is disclosed by IMMUCELL to PFIZER or its Affiliates during the Term of this Agreement and, if in written form, designated “confidential” by IMMUCELL at the time of disclosure or, if in oral form, memorialized in writing as “confidential” and delivered to PFIZER within thirty (30) days after disclosure, or (B) was deemed confidential and supplied by IMMUCELL to PFIZER prior to the Term of this Agreement under the Confidentiality Agreements (and, to the extent such prior disclosure was made after November 1, 2004, is memorialized in writing as confidential within 60 days after the Effective Date), except to the extent that PFIZER can show that such information (i) as of the date of disclosure to PFIZER, was already lawfully in PFIZER’s possession free from any obligation to keep it confidential at the time of receipt from the other party; or (ii) was or is, now or in the future, public knowledge through no act or omission of PFIZER or its officers, employees, agents, subcontractors, sublicensees, distributors or Affiliates; or (iii) was lawfully obtained by PFIZER from a third party having the right to disclose it free from any obligation of confidentiality; or (iv) was independently developed by or for PFIZER without violating the terms of this Agreement or the Confidentiality Agreements; or (v) is, in the reasonable opinion of legal counsel, required to be disclosed under Law; provided that, in the case of (v), PFIZER (x) provides IMMUCELL sufficient prior notice (to the extent practicable) of such disclosure and agrees to cooperate, at the request and sole expense of IMMUCELL with IMMUCELL’s efforts to preserve the confidentiality of such information and (y) complies with Section 7.1(b) hereof.

1.16 “IMMUCELL Improvements” shall have the meaning set forth in Section 6.3 hereof.

1.17 “IMMUCELL Patent Rights” means all Patent Rights within IMMUCELL Technology, including the Patent Rights listed in Exhibit B attached hereto.

1.18 “IMMUCELL Technology” means Technology that is or was:

(a) developed by employees of or consultants to IMMUCELL alone or jointly with third parties including, without limitation, IMMUCELL Improvements; or

(b) acquired by purchase, license, assignment or other means from third parties by IMMUCELL.

1.19 “Launch” means the first shipment of the Licensed Product for commercial sale by or for PFIZER, its Affiliates or its sublicensees to an unaffiliated third party after receipt by PFIZER of the first Registration for the Licensed Product.

1.20 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.21 “Licensed Product” means the animal health pharmaceutical MastOut® or any other animal health pharmaceutical, the manufacture, use, sale, offer for sale or importation of which, in the absence of a license, would infringe any of the IMMUCELL Patent Rights or utilizes any IMMUCELL Technology.

1.22 “Major EU Markets” means the United Kingdom, France, Germany Spain, Italy and The Netherlands.

1.23 “Marketing Authorization Application” means the equivalent of an NADA, submitted under the EMEA or any comparable application required by a Governmental Authority in any country in the Territory.

1.24 “NADA” means a New Animal Drug Application submitted under the CVM or any comparable application required by a Governmental Authority in any other country in the Territory.

1.25 “Net Sales” means, subject at all times to Sections 5.1 and 5.2, gross sales of PFIZER, its Affiliates and sublicensees or distributors of Licensed Product to third parties, less bad debts related to the Licensed Product (with any subsequent adjustments for bad debts being appropriately credited to or accrued against Net Sales for the period in which the adjustment occurs), normal and customary trade discounts actually allowed or accrued, credits or allowances for rejected or returned Licensed Product previously sold, taxes the legal incidence of which falls on the purchaser and is separately shown on the seller’s invoices and transportation, insurance and postage charges, if prepaid by PFIZER, any of its Affiliates or any sublicensee of PFIZER and billed on the seller’s invoices as a separate item, and compulsory payments and rebates, accrued, paid or deducted pursuant to governmental regulations or agreements (other than employment agreements or agreements with Affiliates) with third parties (provided such agreements with third parties are identified and made available to IMMUCELL for review and deductions relating to such agreements are identified separately in any statements pursuant to Section 5.3). Net Sales shall be determined from books and records maintained by PFIZER, its Affiliates and sublicensees in accordance with generally acceptable accounting principles in the United States, consistently applied.

1.26 [* * *]

1.27 [* * *]

1.28 “Nutrition 21” means Nutrition 21, Inc., a New York corporation (formerly known as AMBI Inc.).

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

1.29 “Nutrition 21 Agreements” shall have the meaning set forth in Section 11.1 hereof.

1.30 “Patent Rights” means all the patents and patent applications issuing as patents relating to PFIZER Technology or IMMUCELL Technology, including all continuations, continuations-in-part, divisionals, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examinations and extensions thereof. Patent Rights shall also include any patent restoration or extension period granted by a Governmental Authority, including but not limited to the compensation for patent term lost during the clinical trial or regulatory approval process.

1.31 “PFIZER Confidential Information” means all information about any element of PFIZER Technology, as well as any other information regarding the business or operations of PFIZER, that (A) is disclosed by PFIZER to IMMUCELL or its Affiliates during the Term of this Agreement and, if in written form, designated “Confidential” in writing by PFIZER at the time of disclosure or, if in oral form, memorialized in writing as “confidential” and delivered to IMMUCELL within thirty (30) days after disclosure, and (B) was deemed confidential and supplied by PFIZER to IMMUCELL prior to the Term of this Agreement under the Confidentiality Agreements (and, to the extent such disclosure was made orally after November 1, 2004, is memorialized in writing as confidential within 60 days after the Effective Date), except to the extent that IMMUCELL can show that such information (i) as of the date of disclosure to IMMUCELL, was already lawfully in IMMUCELL’s possession free from any obligation to keep it confidential at the time of receipt from the other party; or (ii) was or is, now or in the future, public knowledge through no act or omission of IMMUCELL or its officers, employees, agents, subcontractors, sublicensees, distributors or Affiliates; or (iii) was lawfully obtained by IMMUCELL from a third party having the right to disclose it free from any obligation of confidentiality; or (iv) was independently developed by or for IMMUCELL without violating the terms of this Agreement or the Confidentiality Agreements; or (v) in the reasonable opinion of legal counsel, is required to be disclosed under Law; provided that, in the case of (v), IMMUCELL provides PFIZER at least three Business Days’ prior notice (to the extent practicable) of such disclosure and agrees to cooperate with PFIZER’s efforts to preserve the confidentiality of such information and (y) complies with Section 7.1(b) hereof.

1.32 “PFIZER Quarter” means each of the four (4) thirteen (13) week periods (i) with respect to the United States, commencing on January 1 of any year, and (ii) with respect to any country in the Territory other than the United States, commencing on December 1 of any year.

1.33 “PFIZER Patent Rights” means all Patent Rights within PFIZER Technology.

1.34 “PFIZER Technology” means Technology that is or was:

(a) developed by employees of or consultants to PFIZER alone or jointly with third parties; or

(b) acquired by purchase, license, assignment or other means from third parties by PFIZER, except that Technology acquired under this Agreement shall constitute Pfizer Technology only to the extent expressly provided herein.

1.35 “Raw Material” means pharmaceutical-grade nisin.

1.36 “Registrations” means the marketing authorizations or approvals issued by the competent Governmental Authority of any country in the Territory, including without limitation, the CVM and the EMEA.

1.37 “Technology” means and includes all materials, technology, data, technical and scientific information, intellectual property, know-how, expertise and trade secrets that relate to or are used in connection with the manufacture of Raw Material for use in the intra-mammary treatment of bovine mastitis.

1.38 “Territory” means the entire world.

1.39 “Trademark” means the MastOut® trademark, tradename and related rights with respect to the Licensed Product.

1.40 “Valid Claim” means any claim from an issued and unexpired patent included within the IMMUCELL Patent Rights or PFIZER Patent Rights which has not been revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other Governmental Authority of competent jurisdiction or unappealed within the time allowable for appeal, and which has not been admitted to be invalid or unenforceable by IMMUCELL (as to IMMUCELL Patent Rights) or PFIZER (as to PFIZER Patent Rights), through reissue, disclaimer or otherwise.

Section 2.	LICENSE AND ADDITIONAL RIGHTS.

2.1 Exclusive License and Right to Sublicense.

(a) Subject to the terms of this Agreement including, without limitation, Section 2.1(b) hereof, IMMUCELL hereby grants to PFIZER, and PFIZER hereby accepts: (i) an exclusive sublicense under the IMMUCELL Patent Rights to the patents set forth in Exhibit B which are listed as “Licensed from Nutrition 21”, including the right to sublicense, under the said IMMUCELL Patent Rights to develop, make, have made, use, sell, offer for sale and import Licensed Product in the Field in the Territory, (ii) an exclusive license under the IMMUCELL Patent Rights to the patents and patent applications (and any patents issuing therefrom) set forth in Exhibit B which are listed as “Patents and Applications Filed by IMMUCELL”, including the right to sublicense, to use IMMUCELL Technology and IMMUCELL Confidential Information for the purpose of the development, manufacture, use, sale, offer for sale and importation of Licensed Product in the Field in the Territory, (iii) an exclusive license to IMMUCELL Technology which does not encompass the IMMUCELL Patent Rights set forth in Section 2.1(a)(i) and (ii), to develop, make, have made, use, sell, offer for sale and import Licensed Product in the Field in the Territory, including the right to sublicense, and (iv)

(b) an exclusive license, including the right to sublicense, to use and register the Trademark (collectively, the “License”). Any and all rights to sublicense the License granted hereunder shall be subject to the terms and conditions of this Agreement.

(c) PFIZER may sublicense any of its rights under Section 2.1(a)(i) of this Agreement to a third party (including a sublicense of manufacturing rights to a Contract Manufacturer), and make disclosures of IMMUCELL Confidential Information to such third party, only if (i) such third party is a Qualified Person (as defined below) and agrees to comply with the terms of this Agreement (including without limitation the confidentiality provisions hereof) and (ii) PFIZER gives notice of such third party to IMMUCELL at least three Business Days before entering into an agreement with any such third party. PFIZER agrees to provide a copy of each such third party agreement to IMMUCELL, PFIZER having the right to redact financial information from such copies. For purposes of this paragraph, a “Qualified Person” is a person or entity that is not otherwise involved in the manufacture of any Nisin Preparations, as defined hereinbelow (other than manufacture for delivery to, or for the benefit of, A&B, Nutrition 21, IMMUCELL, or their respective affiliates); “Nisin Preparations” means all products containing a measurable concentration of any form, variant, or derivative of nisin for incorporation into food additives for food preservation, food preservatives and food preservation methods or for human health products; and “A&B” means Aplin & Barrett, Limited, the company with whom Nutrition 21 entered into a License Agreement dated as of December 12, 1996.

2.2 Term of License Grant. Unless terminated earlier pursuant to Section 10, the License in each country shall commence on the Effective Date, and shall terminate, on a country-by-country basis on the latest date on which the Licensed Product is covered by a Valid Claim under the IMMUCELL Patent Rights in that country, or ten (10) years from the Launch of the Licensed Product in such country, whichever is later (the “Initial Term”); provided, however, that any time prior to termination of the Initial Term the parties may jointly agree in writing to extend the Initial Term for an additional three (3) year period, and thereafter may at any time jointly agree in writing to extend any such renewal term(s) for successive three-year periods (each, a “Renewal Term” and collectively with the Initial Term, the “Term”).

2.3 Additional Rights Outside the Field; Exclusivity.

(a) IMMUCELL shall be entitled to manufacture or have manufactured non-pharmaceutical grade nisin for applications outside the Field, subject at all times to the terms, conditions and restrictions contained in this Agreement.

(b) IMMUCELL agrees not to manufacture or have manufactured, directly or indirectly, Raw Material for applications outside the Field unless IMMUCELL first offers PFIZER an opportunity in writing to manufacture or supply, directly or indirectly, such Raw Material on substantially equivalent terms. PFIZER shall have sixty (60) days from receipt of such offer to communicate, in writing, its acceptance or rejection thereof. In the event PFIZER communicates its acceptance, the parties shall in good faith promptly negotiate and enter into a separate agreement setting forth the terms and conditions for such manufacture or supply. In the event PFIZER does not accept the offer within the stated 60-day period, or if the parties for any reason fail to reach agreement on terms within ninety (90) days after PFIZER’s written acceptance of the offer, IMMUCELL shall be permitted to manufacture or have manufactured, directly or indirectly, Raw Material solely for applications outside the Field, subject at all times to the terms, conditions and restrictions contained in this Agreement.

(c) In respect of IMMUCELL Technology, but subject to Section 2.4 below, IMMUCELL retains all rights, including the right to sublicense, to develop, make, have made, use, sell, offer for sale and import products outside the Field, including without limitation nisin-based products for treatment of mastitis in non-lactating cows.

2.4 Additional Products. In the event that IMMUCELL should develop, acquire rights to or obtain, directly or indirectly, any other intra-mammary nisin-based animal health product during the Term of this Agreement, IMMUCELL agrees that PFIZER shall have the option to acquire exclusive distribution rights to such products, with distribution terms to be set forth in a separate agreement, negotiated promptly and in good faith; provided, however, that negotiations for such rights shall be limited in time to six (6) months after written notice to PFIZER by IMMUCELL of its development of, acquisition of rights to or obtaining such products. Any such notice shall include, at a minimum, a reasonably detailed description of technical and scientific information, ownership rights, clinical data and fields of application.

Section 3.	CLINICAL DEVELOPMENT AND COMMERCIALIZATION.

3.1 Clinical Development Plan. After the Effective Date, PFIZER shall have the exclusive right to, and responsibility for, preparing and implementing a clinical development plan, including the Clinical Studies as set forth in Exhibit A, for developing the Licensed Product and obtaining the Registrations. All decisions with respect to the creation, modification and implementation of such development plans shall be made by PFIZER in its sole discretion. PFIZER shall be solely responsible for conducting all Clinical Studies and for costs related thereto.

3.2 Joint Steering Committee. The parties shall establish a joint steering committee (the “Joint Steering Committee”) for the sole purpose of monitoring progress of PFIZER’s clinical development plan for the Licensed Product. The Joint Steering Committee shall consist of four (4) persons (or such greater number as the parties agree), with an equal number of representatives of PFIZER and IMMUCELL, and shall meet at least quarterly, or with such other frequency as the parties shall mutually agree, during the period commencing immediately after the Effective Date and ending on the Launch of the Licensed Product (the “Initial Period’) and as mutually agreed-upon thereafter, either in person at a location to be designated by PFIZER, or by videoconference or teleconference.

3.3 Clinical Supply.

(a) IMMUCELL shall use commercially reasonable efforts to make available to PFIZER by March 31, 2005, but in no event later than December 31, 2005, [* * *]

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

finished plastets of Active Drug Product and [* * *] finishe[d] plastets of Placebo Drug Product for purposes of PFIZER conducting the US Clinical Study trials (collectively, “Clinical Supply”), it being understood that IMMUCELL’s failure to deliver Clinical Supply prior to December 31, 2005 shall not, in and of itself, be deemed to constitute a breach of this Agreement. Such Clinical Supply shall be of a suitable specification to allow: (i) registerable efficacy trials to be initiated by PFIZER and (ii) registerable VICH stability Drug Product studies to be initiated by IMMUCELL. After delivery of the Clinical Supply, IMMUCELL shall make best efforts to furnish (subject to reimbursement by PFIZER at IMMUCELL’s cost, with no markup permitted) such additional Drug Product plastets and/or Raw Material as PFIZER may reasonably request in writing for purposes of those US Clinical Study trials. IMMUCELL shall bear the cost of all Raw Material contained within the Clinical Supply, and PFIZER shall pay IMMUCELL for the cost of manufacture of the Clinical Supply plastets and any such additional Drug Product plastets and/or Raw Material requested by PFIZER, each within 30 days from receipt of IMMUCELL’s invoice therefor. Exhibit A attached hereto shall contain mutually agreed quality requirements for the Clinical Supply.

(b) PFIZER shall have sole responsibility for approving the Contract Manufacturer to create Clinical Supply from the Raw Material, and PFIZER hereby consents to the selection of [* * *] as the Contract Manufacturer for such purpose.

(c) IMMUCELL shall be solely responsible for the characterization of minor nisin variants/impurities, validation of all required analytical methods agreed to by the parties and transfer of such methods to PFIZER or the Contract Manufacturer, and for IMMUCELL’s costs related to these studies. IMMUCELL shall provide access to PFIZER personnel as necessary for training as part of the transfer process. IMMUCELL shall be solely responsible for conducting stability studies on Clinical Supply “Drug Product” subject to CVM guideline 73. PFIZER shall ensure that IMMUCELL receives [* * *] finished plastets for this purpose from the initial Clinical Supply.

3.4 Regulatory Matters; Product Attributes.

(a) Subject to its rights to terminate this Agreement, PFIZER agrees to use commercially reasonable efforts to obtain registration of the Licensed Product, at least in the United States and Major EU Markets, within the time frames contemplated by this Agreement. PFIZER shall be responsible for the preparation, submission and prosecution of regulatory dossiers, including the NADA, the Marketing Authorization Application and their equivalents, of Licensed Product to Governmental Authorities in all markets in the Territory; all such filings shall be at PFIZER’s sole discretion. To assist PFIZER in its regulatory activities, IMMUCELL shall provide technical support and grant PFIZER access to existing data, including without limitation, IMMUCELL Technology.

(b) IMMUCELL shall use commercially reasonable efforts to prepare and deliver to PFIZER the documentation for the CMC section of the regulatory dossier by no later than [* * *], but the dossier shall be drafted and submitted to the CVM by PFIZER.

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

(c) All NADA’s, Marketing Authorization Applications and their equivalents in other Territories, shall be owned and maintained by PFIZER, subject to Section 10.4 below.

(d) PFIZER shall have sole responsibility for determining the attributes of the Licensed Products and achievable claims related thereto.

(e) PFIZER shall be responsible, at its sole cost and discretion, for pursuing additional claims related to the Licensed Product. Any studies that are required for enhancements to the Licensed Product shall be monitored by the Joint Steering Committee.

3.5 Manufacturing and Marketing.

(a) PFIZER shall have sole responsibility for approving the Contract Manufacturer (including itself) to create Raw Material and/or Licensed Product. PFIZER agrees to consider an assignment by IMMUCELL of that certain Contract Manufacture Agreement between IMMUCELL and [* * *] in draft form dated March 19, 2003 (the “[* * *] Agreement”), taking into account PFIZER’s supply and quality requirements, but reserves the right to condition any such assignment and assumption by PFIZER on [* * *] making such amendments to the [* * *] Agreement as may be requested by PFIZER in its sole discretion with prior notice to IMMUCELL. IMMUCELL agrees to cooperate with PFIZER in furtherance of any such negotiations. In the event PFIZER or [* * *] declines any such assignment or assumption for any reason, and provided that PFIZER does not in connection therewith enter into any similar replacement agreement with [* * *] IMMUCELL shall bear any costs of terminating the [* * *] Agreement.

(b) Subject to its rights to terminate this Agreement, PFIZER agrees to use commercially reasonable efforts to commercialize the Licensed Product, in at least the United States and Major EU Markets, within the time frames contemplated by this Agreement. Upon its receipt of notice from PFIZER identifying the commercial manufacturer (being either PFIZER or its designated Contract Manufacturer), IMMUCELL shall aid in the transfer of the manufacturing process for Raw Material and Licensed Product to such commercial manufacturer in accordance with the specifications set forth in Exhibit C attached hereto.

(c) No later than six (6) months after establishing the commercial manufacture operations in accordance with sub-section (a) above, PFIZER or its designated Contract Manufacturer shall supply up to a maximum of [* * *] of Raw Material to IMMUCELL per calendar year during the Term, free of charge, for the sole purpose of IMMUCELL’s investigations.

(d) PFIZER shall be solely responsible for all aspects of distribution, sales and marketing of the Licensed Product, and all related expenses. IMMUCELL’s name shall appear on product packaging as co-inventor/developer, in a format reasonably acceptable to IMMUCELL.

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

Section 4.	FEES AND ROYALTIES.

4.1 Fees. In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, PFIZER shall pay to IMMUCELL the following license fees:

(a) One Million Five Hundred Thousand Dollars (US$1,500,000) payable on the Effective Date by wire transfer according to instructions provided in writing by IMMUCELL;

(b) $[* * *] payable 18 months after the Effective Date or, if earlier, within forty-two (42) days of IMMUCELL’s invoice issuable to PFIZER after the successful transfer by IMMUCELL to PFIZER or its designated Contract Manufacturer of a commercially viable manufacturing process for Raw Material; provided, however, that the criteria for successful transfer shall be at PFIZER’s sole decision;

(c) $[* * *] payable within forty-two (42) days of completion of the Clinical Study in the United States; provided, however, that if PFIZER during such 42-day period gives notice of termination pursuant to Section 10.2(c) of this Agreement, then such amount shall not be deemed to have become payable;

(d) $[* * *] payable within forty-two (42) days of acceptance by the CVM of PFIZER’s NADA submission for the Licensed Product in the United States; provided, however, that if PFIZER during such 42-day period gives notice of termination pursuant to Section 10.2(c) of this Agreement, then such amount shall not be deemed to have become payable;

(e) $[* * *] payable within forty-two (42) days of the date of first acceptance by the EMEA of PFIZER’s Marketing Authorization Application for the Licensed Product in Europe; provided, however, that if PFIZER during such 42-day period gives notice of termination pursuant to Section 10.2(c) of this Agreement, then such amount shall not be deemed to have become payable;

(f) $[* * *] payable within forty-two (42) days of IMMUCELL’s invoice issuable to PFIZER after the last to file of either (i) a European National Phase Application of International Patent Application No. PCT/US03/31986 (entitled “Method of Purifying Lantibiotics”) in one of the European Patent Convention Countries, or (ii) a new United States patent application which claims a Nisin A Composition intended for use as a pharmaceutical preparation for intra-mammary infusion; and

(g) $[* * *] payable within forty-two (42) days of IMMUCELL’s invoice issuable to PFIZER following the issuance of a patent maturing from the European National Phase Application referred to in Section 4.1(f)(i), with claims directed toward a method for purifying nisin.

PFIZER agrees to give IMMUCELL prompt notice of any approval or other event giving rise to payment obligations under subsections (c), (d), or (e) above, and IMMUCELL shall then

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

promptly issue Pfizer an invoice for the relevant payment. Except as expressly stated in this Section 4.1, no payments shall be due or owing in respect of any other approvals of any Governmental Authority sought and/or obtained by PFIZER or IMMUCELL in any other countries within the Territory.

4.2 Payments for Certain Filing Delays.

(a) In addition to the payments under Section 4.1, and subject to the terms and conditions of this Agreement including, without limitation, the provisos set forth in sub-section (b) hereinbelow, in the event PFIZER fails to file the complete administrative NADA with the CVM by [* * *], then PFIZER shall pay to IMMUCELL the following amounts by the following dates until such time as such filing is made:

(i) $[* * *] for each calendar quarter ending [* * *], payable within forty-two (42) days after the end of each such quarter;

(ii) $[* * *] for each calendar quarter ending [* * *], payable within forty-two (42) days after the end of each such quarter;

(iii) $[* * *] for each calendar quarter ending September [* * *], payable within forty-two (42) days after the end of each such quarter; and

(iv) $[* * *] for each calendar quarter after the calendar quarter ending [* * *], payable within forty-two (42) days after the end of each such quarter.

(b) The timing of all of the payments specified in sub-section (a) above are expressly conditioned upon IMMUCELL:

(i) providing PFIZER with Clinical Supply in accordance with Section 3.3(a) before March 31, 2005 to allow: (A) registerable efficacy trials to be initiated by PFIZER and (B) registerable VICH stability drug product studies to be initiated by IMMUCELL;

(ii) preparing and transferring to PFIZER all CMC documentation in a suitable form, as reasonably requested by PFIZER, prior to end of 2005; and

(iii) otherwise cooperating with PFIZER and fulfilling its obligations as specified in the License Agreement.

(c) If any of the obligations specified in sub-section (b) above are not met by IMMUCELL for any reason, the timing of payments specified in sub-section (a) above shall be adjusted on a month-to-month basis in line with the delays caused thereby.

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

4.3 Royalty Payments. In addition to the payments under Section 4.1 and Section 4.2, and subject to the terms and conditions of this Agreement, PFIZER shall pay to IMMUCELL with respect to the Licensed Product:

(a) [* * *]% of Net Sales for the portion of Net Sales of Licensed Product in a calendar year in the Territory less than or equal to $[* * *]; plus

(b) [* * *]% of Net Sales for the portion of Net Sales of Licensed Product in a calendar year in the Territory greater than $[* * *].

4.4 Guaranteed Minimum Royalties for Designated Territories. Notwithstanding anything contained in this Agreement to the contrary, so long as this Agreement remains in effect and following approval of the NADA or Marketing Authorization Application by the CVM or EMEA, whichever shall first occur, PFIZER shall be obligated to pay IMMUCELL guaranteed minimum royalties for the United States and for the European Union (“Minimum Royalties”) as set forth in Exhibit D attached hereto, at all times taking into account the payments made under Section 4.3 for the United States or European Union, respectively, it being acknowledged and agreed that Minimum Royalties shall be due regardless of commercial sales of Licensed Product.

4.5 Duration of Royalty Payments. Payments under Section 4.3 on Net Sales in a given country shall continue until the expiration of the Term in such country.

4.6 Suspension of Further Payment Obligations. Notwithstanding the foregoing, upon due termination by PFIZER of this Agreement for any reason, PFIZER shall have no further obligation to make any payments specified in Sections 4.1, 4.2, 4.3 or 4.4 after the effective date of termination; provided, however, that any such payments made by PFIZER or otherwise accrued prior to the effective date of termination (except for those referenced in Sections 4.1 (c), (d) and (e) as not having become payable) shall not be refundable.

Section 5.	ACCOUNTING AND PROCEDURES FOR PAYMENT.

5.1 Inter-Company Sales. Sales between or among PFIZER, its Affiliates or sublicensees (except for sales to end users) shall not be counted toward Net Sales. PFIZER shall be responsible for payments on Net Sales of its Affiliates or sublicensees.

5.2 Calculation of Net Sales. All payments under Section 4 shall be computed and paid in United States dollars. For the purposes of determining the amount of royalties due under Section 4.3 for the relevant PFIZER Quarter, the amount of Net Sales in respect of sales originally denominated in a foreign currency shall be computed by converting such foreign currency amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last Business Day of the PFIZER Quarter for which the relevant royalty payment is to be made to IMMUCELL.

5.3 Royalty Payments and Reports. PFIZER shall make royalty payments to IMMUCELL with respect to each PFIZER Quarter within 90 days after the end of each such period, and each payment shall be accompanied by a report identifying the country, Net Sales for each such country for the relevant PFIZER Quarter, and the amount payable to IMMUCELL, as well as computation thereof including any applicable offset. In addition, PFIZER shall use reasonable efforts, based on its current monitoring procedures used to track other similar

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

products, to provide IMMUCELL with sales estimates on a quarterly basis in regions where such procedures are commonly used, but shall not be obliged to provide binding estimates, it being understood that (i) such estimates shall not be used for calculation of royalties, and (ii) a failure to provide such estimates shall not be deemed to constitute a breach of this Agreement. Subject to Section 7.4, said reports shall be kept confidential by IMMUCELL and not disclosed to any other party other than IMMUCELL’s accountants or attorneys, who shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement,.

5.4 Method of Payments. All payments hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at PFIZER’s election, to such bank account as IMMUCELL shall designate in writing at least five Business Days before the payment is due. In the event that any payment due hereunder is not paid when due, such payment obligation shall bear interest from the date on which the payment was due and payable, at 7.5% per annum.

5.5 Inspection of Records. PFIZER shall, and shall cause its Affiliates and sublicensees to, keep for two (2) years from the date of each payment of royalties complete and accurate records of gross sales of Licensed Product, Net Sales of Licensed Product, and amounts payable hereunder to IMMUCELL for the Licensed Product, all in sufficient detail to allow the accruing royalties to be determined accurately. IMMUCELL shall have the right for a period of two years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to PFIZER to inspect the relevant records of PFIZER, and its relevant Affiliates or sublicensees as the case may be, to verify such report or statement. PFIZER shall make such records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon prior written notice of at least ten (10) Business Days’ from IMMUCELL, to verify the accuracy of the reports and payments. Such accountants may be required by PFIZER to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to IMMUCELL any information other than such as relates to the accuracy of reports and payments made or due hereunder. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. IMMUCELL agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for IMMUCELL to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of IMMUCELL to request verification of any report or statement during said two-year period shall be considered final acceptance of the accuracy of such report, and neither PFIZER nor its Affiliates or sublicensees shall have any obligation to maintain records pertaining to such report or statement beyond said two-year period. The results of each inspection, if any, shall be binding on both parties unless PFIZER objects, by delivery to IMMUCELL of a written notice of objections, within thirty (30) days of receipt of a report of the independent certified public accountant retained by IMMUCELL. The costs and expenses of the independent certified public accountant retained by IMMUCELL pursuant to this Section to review the records of PFIZER or its Affiliates or sublicensees shall be paid by IMMUCELL; provided, however, that if the results of any review of such records shall reveal that the Net Sales reported for any period covered by such review shall have been understated by ten percent (10%) or more, PFIZER shall reimburse IMMUCELL for all such costs and expenses.

5.6 Tax Matters. It is understood and agreed by the parties that any payments made under Section 4.1 of this Agreement are inclusive of any value added tax imposed against the payee under applicable Law. In addition, in the event any of the payments made by PFIZER pursuant to Section 4 are or become subject to withholding taxes under the Laws of any jurisdiction, PFIZER shall deduct and withhold the amount of such taxes for the account of IMMUCELL to the extent required by Law, such amounts payable to IMMUCELL shall be reduced by the amount of taxes deducted and withheld, and PFIZER shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to IMMUCELL an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable IMMUCELL to claim such payment of taxes and will otherwise provide IMMUCELL with reasonable assistance to enable IMMUCELL to recover its allocable portion of such taxes as permitted by Law.

Section 6.	PATENTS, TECHNOLOGY, TRADEMARK AND INFRINGEMENT.

6.1 IMMUCELL and PFIZER shall cooperate in connection with the continued prosecution and maintenance by IMMUCELL of the patents and patent applications under the IMMUCELL Patent Rights, it being acknowledged and agreed as follows:

(i) IMMUCELL agrees to prosecute and maintain all patents and patent applications under the IMMUCELL Patent Rights in the United States, such European Patent Convention Countries as Pfizer shall reasonably designate (to include, without limitation, the Major EU Markets), Australia, New Zealand, South Africa, Japan, Brazil, Canada, Mexico, Argentina, and such additional countries as PFIZER may reasonably designate or consent to in writing; provided, however, that IMMUCELL shall not be required to expend more than $150,000 on prosecution and maintenance of Patent Rights (including patent counsel fees) throughout the Term of this Agreement and, except as IMMUCELL may otherwise agree, shall not be required to expend more than $50,000 on such efforts in any calendar year during the Term.

(ii) The foregoing patent prosecution and maintenance obligations shall extend to and include such of the IMMUCELL Improvements as IMMUCELL or PFIZER reasonably selects from time to time for patent prosecution or maintenance.

(iii) Subject to the foregoing obligations, if IMMUCELL decides not to prosecute and/or maintain IMMUCELL Patent Rights in particular countries, or otherwise decides to abandon such Patent Rights, IMMUCELL shall give PFIZER at least 90 days prior written notice of such decision, provided that the Patent Rights will not lapse within the 90-day period, and if so, then IMMUCELL shall notify PFIZER at least 90 days in advance of any non-extendable response date. In all such cases, PFIZER retains the right (in its discretion) to prosecute and/or maintain such IMMUCELL Patent Rights at its own expense during the Term.

(iv) If PFIZER desires that an application be filed for a patent (including any extension or supplemental patent protection) on any IMMUCELL Technology relating to the Raw Material or the Licensed Product, PFIZER shall advise IMMUCELL of the desired application. Provided that IMMUCELL has no reasonable objection thereto, IMMUCELL shall thereupon file patent applications as requested, and (subject to IMMUCELL’s obligations set forth above) PFIZER shall pay all reasonable expenses, including reasonable fees for patent counsel, for filing and prosecuting such requested patent applications.

(v) PFIZER shall retain full discretion hereunder to prosecute, maintain, or abandon Patent Rights for any PFIZER Technology, at its own expense.

(vi) PFIZER shall have reasonable access to all documentation, filings and communications to or from the respective patent offices and shall be kept fully advised as to the status of all pending applications to the extent pertaining to the Raw Material and Licensed Product. IMMUCELL, its agents and attorneys will give due consideration to all suggestions and comments of PFIZER regarding any aspect of such patent prosecutions. IMMUCELL shall likewise have reasonable access to all documentation, filings and communications to or from the respective patent offices and shall be kept fully advised as to the status of all pending PFIZER applications to the extent pertaining to the Raw Material and Licensed Product. PFIZER, its agents and attorneys will give due consideration to all suggestions and comments of IMMUCELL regarding any aspect of such patent prosecutions.

The parties acknowledge that the IMMUCELL Patent Rights and Technology include patents and technology licensed from Nutrition 21 (the “N21 Rights”). Notwithstanding any provision herein to the contrary, IMMUCELL shall not be obligated to file additional patent applications under this Section 6 in respect of N21 Rights except with Nutrition 21’s consent or except as otherwise permitted under the Nutrition 21 Agreements.

6.2 Any new Technology developed by or for PFIZER during the Term will remain the property of PFIZER and shall constitute PFIZER Technology; provided, however, that (a) if any such Technology constitutes an improvement to the manufacture of Raw Material, then PFIZER shall notify IMMUCELL promptly in writing of any such new Technology, and IMMUCELL shall have an option, exercisable in writing by IMMUCELL within sixty (60) days after receipt of notice, to acquire a non-exclusive, world-wide right to sublicense, develop, and use any such Technology only for animal health applications outside the Field, with terms of such license to be set forth in a separate agreement, negotiated promptly and in good faith; provided, however, that negotiations for such rights shall be limited in time to six (6) months after written notice to IMMUCELL by PFIZER setting forth a reasonably detailed description of technical and scientific information, ownership rights, clinical data and fields of application in respect of such Technology; and (b) such agreement shall provide that in the event of a termination of this Agreement by PFIZER pursuant to Section 10.2(c), then all Technology created by or for PFIZER during the Term shall be subject to the provisions set forth in Section 10.5. Throughout the Term, PFIZER shall use commercially reasonable efforts to preserve viable samples of all production culture stocks received or developed by PFIZER, and shall maintain reasonable records of all testing and development work with respect thereto.

6.3 Any new Technology developed or acquired by or for, or licensed to or for the benefit of, IMMUCELL during the Term, directly or indirectly (“IMMUCELL Improvements”), will remain the property of IMMUCELL and shall constitute IMMUCELL Technology. To the extent that IMMUCELL Improvements relate to the Field (including, without limitation, improvements to the manufacture of Raw Material), they shall constitute part of the IMMUCELL Technology subject to the License granted in this Agreement, including without limitation, IMMUCELL Patent Rights related thereto. IMMUCELL shall notify PFIZER in writing within forty-five (45) days of the development, acquisition or license of any IMMUCELL Improvements and new patents under IMMUCELL Patent Rights generated by IMMUCELL during the Term, and comply with the terms and conditions of this Agreement with respect thereto.

6.4 IMMUCELL agrees that it will, and will cause its Affiliates to, (i) execute and file such notices and other filings as PFIZER shall reasonably request be made, from time to time with the United States Patent and Trademark Office and its foreign equivalents (or any successor agencies) with respect to the rights granted under this Agreement and (ii) subject to the limitations otherwise provided herein, take commercially reasonable steps to maintain at all times during the term of this Agreement ownership of the patents under the IMMUCELL Patent Rights and the IMMUCELL Technology free and clear of any and all mortgages, liens, pledges, security interests, charges or other encumbrances and (iii) as a condition to any transfer of any such patent or IMMUCELL Technology on and after the date hereof to any Affiliate, require such Affiliate to be obligated to perform all of IMMUCELL’s obligations under this Agreement as if it were a party hereto.

6.5 If any Valid Claim relating to an issued patent under the IMMUCELL Patent Rights becomes the subject of a judgment, decree or decision of a court, tribunal, or other authority of competent jurisdiction, which judgment, decree, or decision is or becomes final (there being no further right of review) and adjudicates the validity, enforceability, scope, or infringement of the same, the construction of such claim in such judgment, decree or decision shall be followed thereafter in the Territory in determining whether a Licensed Product is licensed hereunder, not only as to such Valid Claim but also as to all other Valid Claims in the Territory to which such construction reasonably applies, but only if this Licensed Product is not covered additionally by IMMUCELL Technology. If at any time there are two or more conflicting final judgments, decrees, or decisions with respect to the same Valid Claim, the decision of the higher tribunal shall thereafter control, but if the tribunal be of equal rank, then the final judgment, decree, or decision more favorable to such Valid Claim shall control unless and until the majority of such tribunals of equal rank adopt or follow a less favorable final judgment, decree, or decision, in which event the latter shall control.

6.6 PFIZER shall take steps to avoid infringement liability to third parties on a par with steps that PFIZER customarily takes with other products to avoid infringement liability in similar circumstances. If PFIZER (a) reasonably determines in good faith that, in order to avoid infringement of any third party patent not licensed under the IMMUCELL Patent Rights, it is reasonably necessary to obtain a third party license in order to make, use, sell, offer for sale or import the Licensed Product in a country in the Territory and to pay a royalty on sales under such license (including, without limitation, in connection with settlement of a patent infringement claim), or (b) shall be subject to a final court or other binding order or ruling requiring the payment of a royalty or other payment to a third party patent holder in respect of sales of the Licensed Product in a country in the Territory, then the amount of PFIZER’s royalty payments under Section 4.3 with respect to Net Sales for the Licensed Product in such country shall be reduced by the lesser of (i) the amount of the royalty paid under such other license, and (ii) the amount payable by PFIZER under Section 4.3; provided, however, that in no event shall the royalty payments otherwise due under Section 4.3 be reduced by the application of this Section by more than fifty percent (50%) in such country where third party royalties are paid. In such event, the amount payable for the United States or European Union (as the case may be, if applicable) under Section 4.4 shall be reduced by the same amount.

6.7 Each of the parties will promptly notify the other in the event of any potential infringement of a patent under the IMMUCELL Patent Rights by any third party or any claims of alleged patent infringement by PFIZER or IMMUCELL with respect to the manufacture, use, sale, offer for sale or importation of the Licensed Product to the extent such potential infringement or claim relates to the Raw Material or the Licensed Product. PFIZER shall have the right, but not the obligation, to defend or institute litigation in connection therewith, and any such litigation shall be at PFIZER’s expense. IMMUCELL, upon request of PFIZER, agrees to join in any such litigation at PFIZER’s expense and to cooperate with PFIZER. If PFIZER fails to defend or prosecute any such action, IMMUCELL shall have the right upon 60 days prior notice to PFIZER, at IMMUCELL’s expense and for IMMUCELL’s sole benefit, to defend or institute any such litigation.

6.8 PFIZER shall be entitled to use the Trademark at PFIZER’s sole discretion, and to register, at PFIZER’s sole expense, the Trademark in any jurisdiction where it is not so registered as of the Effective Date. In any such case, PFIZER shall own an exclusive license to the Trademark in those jurisdictions during the Term. Subject to the foregoing sentence, PFIZER acknowledges that the Trademark is the exclusive property of IMMUCELL and, upon termination of this Agreement, shall revert to IMMUCELL in accordance with Section 10.4. PFIZER shall also be entitled to register and use its own trademark with respect to the Licensed Product, in its sole discretion. Use of the Trademark by PFIZER or its Affiliates or sublicensees shall be in good taste and shall not be denigrating in any way to IMMUCELL or the Trademark. Except for valid sub-licenses granted by PFIZER in connection with commercial distribution of Licensed Product on terms consistent with this Agreement, PFIZER shall not use or grant to any other party the right to use the Trademark without the prior written consent of IMMUCELL. The parties agree to promptly notify each other of any and all illegal uses, infringements, limitations or misuses of the Trademark which come to the their attention and shall assist each other in obtaining protection thereof in the Territory. PFIZER shall have the right, but not the obligation, to defend or institute litigation in connection with any infringement or potential infringement of the Trademark, and any such litigation shall be at PFIZER’s expense. IMMUCELL, upon request of PFIZER, agrees to join in any such litigation at PFIZER’s expense and to cooperate with PFIZER. If PFIZER fails to defend or prosecute any such action,

IMMUCELL shall have the right upon 60 days prior notice to PFIZER, at IMMUCELL’s expense and for IMMUCELL’s sole benefit, to defend or institute any such litigation.

Section 7.	CONFIDENTIALITY; PUBLICATION.

7.1 Confidentiality.

(a) PFIZER and IMMUCELL each agree that during the term of this Agreement and for at least five (5) years after the expiration or termination hereof, it will: (a) protect and hold in confidence the Confidential Information of the other party; (b) not disclose or use, or caused to be disclosed or used, such Confidential Information to or by any person except with the prior written consent of the other party or except to the extent reasonably necessary to carry out its responsibilities under this Agreement or under applicable law; (c) handle, preserve and protect such Confidential Information with at least the same degree of care that such party affords its own confidential information; and (d) use diligent efforts to ensure that each of its agents, representatives, Affiliates, sublicensees and distributors preserves and protects the confidentiality of such Confidential Information. A party who discloses to its agents, representatives, Affiliates, sublicensees and distributors Confidential Information of the other party shall (i) upon such disclosure, advise such persons of the confidential nature of such Confidential Information and (ii) be responsible for any breach of confidentiality by such persons. The foregoing requirements shall be in addition to those under Section 2.1(b), relating to disclosures to prospective sublicensees.

(b) PFIZER and IMMUCELL each agree that it shall notify the other party of receipt of any process, subpoena, demand or request by any person to disclose Confidential Information of the other party, and shall, as soon as practicable but in no event later than three (3) Business Days from the date of such receipt, furnish to the other party a copy of such process, subpoena, demand or request and inform the other party of the circumstances relating thereto. Such party shall, at its cost and expense, take all reasonable steps to maintain and protect the confidentiality of the Confidential Information of the other party. If such party is legally compelled to disclose the Confidential Information of the other party, then such party may, without liability under this Agreement, disclose only that portion of such Confidential Information that it is legally compelled to disclose and shall, within ten (10) days from the date of such disclosure, furnish to the other party a copy of the Confidential Information disclosed and all correspondence and communications relating to such disclosure.

(c) Notwithstanding the foregoing, PFIZER may disclose IMMUCELL Confidential Information to (i) Governmental Authorities (A) to the extent desirable to obtain or maintain government approvals for the Licensed Product within the Territory and (B) in order to respond to inquiries, requests or investigations; and (ii) to outside consultants, scientific advisory boards, and non-clinical and clinical investigators to the extent desirable to develop, register or market the Licensed Product; provided that PFIZER shall obtain the same confidentiality obligations from such third parties as it obtains with respect to its own similar types of proprietary information.

7.2 Return of Information. Each of the parties shall, within sixty (60) days from the date of expiration or termination of this Agreement, return to the other party or destroy all extant copies of the Confidential Information of the other party on any tangible medium, accompanied by a written confirmation that all tangible copies of such Confidential Information have been completely destroyed and all electronic memories, including archival media, have been purged of all Confidential Information of the other party; provided, however, that one (1) tangible copy may be kept for the purpose of enforcement of or compliance with this Agreement. Notwithstanding any return or destruction of Confidential Information in accordance with this Section 7.2, the other duties and obligations of each of the parties under this Agreement, including without limitation restrictions against use of Confidential Information or Technology of the other party, shall continue in effect.

7.3 Discovery of Breach. Each party shall immediately notify the other party of, and shall provide all information and documents relating to, any breach of this Section 7 in respect of the other party’s Confidential Information. Upon the request of the other party, such party shall at its own expense take all steps reasonably necessary to recover any and all Confidential Information that may have been improperly disclosed or used.

7.4 Publication. Subject to Section 7.5 below, neither party, without the prior written approval of the other party, shall originate any publicity, news release or public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performance hereunder (herein referred to as an “Announcement”), except to the limited extent that such an Announcement (x) is required by Law to be made, in the opinion of counsel for the party proposing to make such Announcement (to be confirmed in writing if the other party so requests) or (y) is contained in a party’s financial statements prepared in accordance with generally acceptable accounting principles in the United States. A party will give the other party at least ten (10) days’ advance notice of the text of any proposed Announcement so that the other party will have an opportunity to comment upon the Announcement and/or propose non-disclosure of sensitive information; provided that in the case of an Announcement required by clause (x) of this Section, the disclosing party will endeavor to give the other party notice that is reasonable under the circumstances.

7.5 Registration and Filing of Agreement. To the extent required by Law, the parties will file, register or notify (collectively, a “Required Filing”) this Agreement with appropriate Governmental Authorities. Except as otherwise provided in this Agreement, each party shall be responsible for its own legal and other external costs for a Required Filing. For each Required Filing, the filing party shall (i) provide the other party with reasonable advance written notice thereof to the extent practicable, and (ii) prior to or commensurate with any such filing request from the applicable Governmental Authority confidential treatment of the sensitive provisions of this Agreement, it being acknowledged and agreed that the parties consider, at a minimum, the royalty rates, milestone payments and development timelines specified herein to be confidential information. To the extent practicable, the filing party shall grant the other party the opportunity to comment on the confidentiality request with respect to each such Required Filing. The parties shall otherwise cooperate in such Required Filing(s) and in any contacts with or responses to Governmental Authorities.

Section 8.	REPRESENTATIONS AND WARRANTIES.

8.1 By IMMUCELL. As of the date hereof, IMMUCELL hereby represents and warrants to PFIZER as follows:

(a) To its knowledge, the issued patents under the IMMUCELL Patent Rights are valid and enforceable patents, and no third party is infringing any such patents. IMMUCELL has no information that leads it to believe the patents under the IMMUCELL Patent Rights are invalid or unenforceable in any material respect. To its knowledge, none of the manufacture, use or sale by PFIZER of Raw Material or the Licensed Product would infringe any patents of third parties. IMMUCELL is the legal and beneficial owner or lawful licensee of all the patents under the IMMUCELL Patent Rights and all IMMUCELL Technology, and except with respect to the various rights, conditions and obligations contained within the Nutrition 21 Agreements, (i) no other person, firm, corporation or other entity has any right, interest or claim in or to and (ii) IMMUCELL has not entered into any agreement granting any right or interest in such patents or the IMMUCELL Technology with respect to the Territory. Exhibit B contains a complete and correct list of all patents and patent applications owned by, or otherwise licensed to or controlled by, IMMUCELL or any of its Affiliates relating to the manufacture, use or sale of the Raw Material or the Licensed Product in the Territory. Except as specified in Exhibit B with respect to licenses of patents listed as “Patents Licensed from Nutrition 21,” the rights to which have been obtained by IMMUCELL prior to the date hereof, none of the rights of IMMUCELL or its Affiliates under the patents under the IMMUCELL Patent Rights have been licensed to IMMUCELL or its Affiliates from a third party.

(b) The Nutrition 21 Agreements constitute (i) the legal, valid and binding obligations of the parties thereto, enforceable against the parties thereto in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws, or by general principles of equity, and (ii) insofar as is material to PFIZER’s rights hereunder within the Field, the entirety of all legally binding obligations which exist between IMMUCELL and Nutrition 21 as of the Effective Date.

(c) IMMUCELL has sufficient right, title and interest to grant the License and accompanying rights to PFIZER as provided in this Agreement.

(d) IMMUCELL has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by IMMUCELL have been duly and validly authorized and approved by proper corporate action on the part of IMMUCELL, and IMMUCELL has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a party or to which it may be subject required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of PFIZER, this Agreement constitutes a legal, valid and binding obligation of IMMUCELL, enforceable against

IMMUCELL in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws.

(e) To its knowledge, the execution and delivery of this Agreement by IMMUCELL and the performance by IMMUCELL contemplated hereunder and thereunder does not and will not violate any Laws or any order of any court or Governmental Authority.

(f) Neither the execution and delivery of this Agreement nor the performance hereof by IMMUCELL requires IMMUCELL to obtain any permits, authorizations or consents from any Governmental Authority or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which IMMUCELL may be a party which relates to the IMMUCELL Patent Rights or the IMMUCELL Technology.

(g) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, pending or relating to or, to the best of IMMUCELL’s knowledge, threatened against IMMUCELL, or any of its Affiliates, in each case in connection with the IMMUCELL Patent Rights, or the IMMUCELL Technology or relating to the transactions contemplated by this Agreement.

8.2 By PFIZER. As of the date hereof, PFIZER hereby represents and warrants to IMMUCELL as follows:

(a) PFIZER has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by PFIZER have been duly and validly authorized and approved by proper corporate action on the part of PFIZER, and PFIZER has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or to which it may be subject required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of IMMUCELL, this Agreement constitutes a legal, valid and binding obligation of PFIZER, enforceable against PFIZER in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws.

(b) The execution and delivery of this Agreement and the performance by PFIZER contemplated hereunder will not violate (subject to obtaining appropriate governmental health, pricing and reimbursement approvals) any Laws or any order of any court or Governmental Authority.

(c) Neither the execution and delivery of this Agreement nor the performance hereof by PFIZER requires PFIZER to obtain any permits, authorizations or consents from any Governmental Authority (subject to obtaining all necessary CVM, EMEA and their equivalent approvals with respect to the manufacture, use or sale of the Licensed Product) or from any other person, firm or corporation and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which PFIZER may be a party, except that may reasonably not be expected to adversely affect the ability to perform its obligations under this Agreement.

(d) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, pending or relating to or, to the best of knowledge of PFIZER, threatened against PFIZER in connection with or relating to the transactions contemplated by this Agreement.

8.3 Disclaimer of Warranties. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH REGARD TO EACH SUCH PARTY’S TECHNOLOGY, PATENT RIGHTS, OR CONFIDENTIAL INFORMATION, OR THE PRODUCTS OR SERVICES DESCRIBED IN THIS AGREEMENT.

Section 9.	NON-COMPETITION

9.1 Except as expressly set forth herein with respect to Licensed Product or as may be mutually agreed in writing between IMMUCELL and PFIZER, and subject to the limited exceptions set forth in Sections 2.3, 2.4, 6.2, 6.3 and 9.2, during the Term of this Agreement and for a period of one (1) year after termination of this Agreement, neither party nor any of their respective Affiliates or sublicensees may, directly or indirectly (through a license or otherwise), develop, commercialize, sell or distribute a Competing Product anywhere in the Territory; except that in the European Union, and in any other jurisdiction to the extent that the foregoing period would be unenforceable, then the foregoing restrictions shall lapse on the fifth anniversary of the Effective Date; provided, however, that (a) in the event PFIZER terminates this Agreement in accordance with Section 10.2(c), or in the event IMMUCELL terminates this Agreement in accordance with Section 9.2 or 10.2(a) or (b), the above-referenced restriction shall end with respect to IMMUCELL and its Affiliates and sublicensees on the date of such termination; and (b) in the event PFIZER terminates this Agreement in accordance with Section 10.2(a) or (b), the above-referenced restriction shall end with respect to PFIZER on the date of such termination. Without limitation of the foregoing, each party further agrees that it shall not grant to any unaffiliated third party the right to engage in any of the activities proscribed in this Section 9.1. Lapse of the restrictive period shall not be deemed to grant either party any license to Patent Rights or Technology of the other party beyond the Term.

9.2 Notwithstanding the provisions of Section 9.1 above, which provision shall not be deemed in breached solely as a result of an acquisition or merger described in this Section 9.2, if PFIZER acquires a Competing Product through acquisition or merger, PFIZER shall, within sixty (60) days from the date of PFIZER’s board approval of such acquisition or merger, notify IMMUCELL as to whether PFIZER intends to divest its interest in such Competing Product. If PFIZER elects to divest its interest in such Competing Product, PFIZER shall use reasonable efforts to identify a third party purchaser to whom PFIZER will divest its interest in such Competing Product and to enter into a definitive agreement with such third party for such divestiture as soon as reasonably practicable under the circumstances (which may be subject to the terms of a Hold Separate Transaction (as defined below) as applicable). If PFIZER elects not to divest its interest in such Competing Product or fails to enter into a definitive agreement with a third party to divest such Competing Product (other than as part of any Hold Separate Transaction) within ten (10) months after the closing of the acquisition or merger for which PFIZER has provided IMMUCELL with notice, then IMMUCELL shall have the option to terminate this Agreement, exercisable upon written notice to PFIZER given no later than ninety (90) days after the earlier of: (i) PFIZER’s election not to divest such Competing Product; and (ii) the end of such ten-month period described above (in the event that PFIZER has elected to divest such Competing Product in a manner which does not involve a Hold Separate Transaction). As used herein, a “Hold Separate Transaction” shall mean any “hold separate” transaction (whether through the establishment of a trust or otherwise) involving the proposed sale of the applicable Competing Product pursuant to an agreement with any Governmental Authority responsible for antitrust laws. The application of this Section 9.2 shall not excuse or postpone the performance of any party’s obligations under this Agreement.

Section 10.	TERM AND TERMINATION.

10.1 This Agreement shall be effective as of the Effective Date and shall remain in effect until the expiration of the last-to-expire Term.

10.2 This Agreement shall terminate as follows:

(a) If either PFIZER or IMMUCELL materially breaches or materially defaults in the performance or observance of any of the provisions of this Agreement, and such breach or default is not cured within sixty (60) days after the giving of notice by the other party specifying such breach or default, the other party shall have the right to terminate this Agreement forthwith such termination to be effective upon the expiration of such sixty-day notice period.

(b) If either party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such party for or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, then the other party may, upon notice to such party terminate this Agreement, such termination to be effective upon such party’s receipt of such notice.

(c) At any time PFIZER, upon thirty (30) days’ notice to IMMUCELL, shall have the right, at PFIZER’s sole discretion, to terminate this Agreement, such termination to be effective upon the expiration such thirty-day notice period; provided, however, that in the event PFIZER desires to terminate the Agreement pursuant to this Section 10.2(c) at any time after either CVM or the first European Union authorization or approval of the Licensed Product has been issued, then the applicable period for notice and expiration shall instead be one hundred eighty (180) days and PFIZER shall use reasonable efforts to transfer the manufacturing process for Licensed Product to IMMUCELL, or its designee, at PFIZER’s reasonable cost.

10.3 Termination of this Agreement for any reason (x) shall be without prejudice to IMMUCELL’s right to timely receive (subject to the provisos contained in Sections 4.1(c), (d) and (e)) all fees and royalties accrued under Sections 4.1, 4.2, 4.3 and 4.4 prior to the effective date of such termination and any other remedies which either party may otherwise have and (y) shall not release a party hereto from any indebtedness, liability or other obligation incurred hereunder by such party prior to the date of termination or expiration and shall not terminate any right to inspect records as provided herein. Termination of this Agreement by PFIZER pursuant to Section 10.2(c) shall relieve PFIZER of any obligation to pay any such fees or royalties which have not accrued prior to the effective date of termination.

10.4 Subject to Section 10.6 below, upon any termination of this Agreement pursuant to Section 10.2, all licenses and rights granted herein to PFIZER shall terminate. In addition, PFIZER shall, promptly after termination, unless PFIZER terminates this Agreement under Section 10.2(a) or (b), (i) transfer to IMMUCELL ownership of all rights of PFIZER or its Affiliates in governmental or regulatory filings, rights and approvals (including all NADAs, Marketing Authorization Applications and their foreign equivalents) relating to the Licensed Product and the Trademark, (ii) deliver to IMMUCELL all pre-clinical and clinical data and information in PFIZER’s or its Affiliates’ or sublicensees’ possession or control relating to the Licensed Product, (iii) deliver to IMMUCELL all stocks of Licensed Product and producing cultures, provided that IMMUCELL shall reimburse PFIZER for Licensed Product stocks at PFIZER’s cost and pay for reasonable shipping expenses incurred in the transfer; and (iv) deliver to IMMUCELL copies of all reports, records, regulatory correspondence and dossiers and all other materials or data in PFIZER’s or its Affiliates’ or sublicensees’ possession or control relating to the clinical development of Licensed Product.

10.5 In addition, upon any termination of this Agreement by PFIZER pursuant to Section 10.2(c) or by IMMUCELL pursuant to Sections 9.2, or 10.2(a) or (b), PFIZER shall grant to IMMUCELL a non-exclusive, royalty-free, perpetual license under PFIZER’s and its Affiliates’ rights in any nisin-related PFIZER Technology (including any related PFIZER Confidential Information) developed by or for PFIZER during the Term; provided, however, that any such license to IMMUCELL may not be sub-licensed by IMMUCELL unless, if requested by IMMUCELL in writing, the parties agree to reasonable terms of any such sublicense including, without limitation, reasonable royalties payable with respect thereto.

10.6 Notwithstanding anything contained herein to the contrary, in the event that PFIZER has grounds for valid termination of this Agreement pursuant to Section 10.2(a) for any action or inaction on the part of IMMUCELL or its Affiliates constituting (a) fraud, (b) gross and willful misconduct, or (c) a material violation by IMMUCELL of Section 9.1 (Non-Competition), then PFIZER shall have the option, exercisable in writing at any time prior to termination and in its sole discretion, to maintain this Agreement in effect whereupon all Licenses granted hereunder shall automatically be converted into royalty-free, non-exclusive licenses for the life of the Patent Rights underlying the Licensed Product.

10.7 Bankruptcy. PFIZER may, in addition to any other remedies available to it by law or in equity, exercise the rights set forth below by written notice to IMMUCELL, in the event IMMUCELL shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of IMMUCELL or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against IMMUCELL in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. All rights and licenses granted under or pursuant to this Agreement by IMMUCELL are, and shall otherwise be deemed to be, for purposes of Article 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101 of the U.S. Bankruptcy Code. The parties agree that PFIZER, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against IMMUCELL under the U.S. Bankruptcy Code, PFIZER shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless IMMUCELL elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of IMMUCELL upon written request therefor by PFIZER.

Section 11.	INDEMNIFICATION.

11.1 Indemnification. PFIZER and IMMUCELL will indemnify, defend and hold each other and each other’s Affiliates, directors, officers and employees (collectively, “Representatives”) harmless from any and all Losses (as defined below) arising out of or resulting from a claim by a third party against either party based on any action or omission of the indemnifying party’s agents, employees or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply if the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification. Notwithstanding the foregoing, PFIZER hereby expressly agrees to indemnify, defend and hold IMMUCELL and its Representatives harmless from and against any and all Losses relating to claims arising from clinical trials pursued by PFIZER or its Affiliates or sublicensees, or the sale of Licensed Products (including without limitation product liability claims). In addition, IMMUCELL shall indemnify, defend and hold PFIZER and its Representatives harmless from and against any and all Losses arising out of or resulting from a claim by a third party that IMMUCELL breached or violated any terms or conditions involving or relating to those certain license agreements dated as of December 30, 1999, April 12, 2000, and February 1, 2002, as amended, between IMMUCELL and Nutrition 21 (the “Nutrition 21 Agreements”), the [* * *] Agreement, and that certain Development Agreement dated March 19, 2003 between IMMUCELL and [* * *].

11.2 IP Indemnification.

(a) PFIZER shall indemnify, defend and hold IMMUCELL and its Representatives harmless from and against any and all Losses arising out of or resulting from a claim by a third party involving any actual or alleged infringement, misappropriation or other violation of a third party’s intellectual property rights arising out of or related to any PFIZER Patent Rights, PFIZER Technology and/or use, promotion, manufacture, commercialization, distribution, offering for sale, sale or importation of the Licensed Product to the extent such claim is based on PFIZER Patent Rights and/or PFIZER Technology (but in all cases excluding Losses for which IMMUCELL is obligated to indemnify PFIZER pursuant to Section 11.1).

(b) To the limited extent that PFIZER suffers Losses arising out of or resulting from a claim by a third party involving any actual or alleged infringement, misappropriation or other violation of a third party’s intellectual property rights arising out of or related to any IMMUCELL Patent Rights, IMMUCELL Technology and/or use, promotion, manufacture, commercialization, distribution, offering for sale, sale or importation of the Licensed Product to the extent such claim is based on IMMUCELL Patent Rights and/or IMMUCELL Technology (but in all cases excluding (1) Losses for which PFIZER is obligated to indemnify IMMUCELL pursuant to Section 11.1, and (2) third party claims that (if successful) would be subject to royalty reduction under Section 6.6), then, upon written notice to IMMUCELL, PFIZER shall be entitled to deduct and/or offset the amount of any and all such Losses from future royalties payable to IMMUCELL pursuant to Sections 4.3 and 4.4 after the date of incurring such Losses, it being acknowledged and agreed that any such offset of Losses from future royalty payments shall represent IMMUCELL’s maximum potential liability with respect to IMMUCELL’s infringement of third party intellectual property rights as specified in this sub-section.

(c) IMMUCELL shall indemnify, defend and hold PFIZER and its Representatives harmless from and against any and all Losses arising out of or resulting from a claim by Nutrition 21 involving any actual or alleged infringement, misappropriation or other violation of Nutrition 21’s intellectual property rights as defined in the Nutrition 21 Agreements (but in all cases excluding Losses for which PFIZER may be responsible in the event that PFIZER does not comply with Section 2.1(b)).

11.3 Losses. For purposes of this Agreement, “Losses” shall mean any and all (a) claims, losses, liabilities, damages, fines, penalties, punitive damages, deficiencies, interest, awards, and judgments, (b) with respect to third parties, amounts actually and reasonably paid in

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.

settlement, including (where applicable) any special, indirect, incidental and consequential damages (including without limitation lost profits) paid to the third party, and (c) in connection with all of the items referred in clause (a) above, any and all reasonable, out-of-pocket attorneys’ fees and all other costs and expenses actually and reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened.

11.4 Defense Procedures; Procedures for Third Party Claims. In the event that any third party (in no event to include any Affiliate of any of the parties) asserts a claim with respect to any matter for which a party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

(a) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume and conduct the defense of a Third Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, provided that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought; and (ii) the Third Party Claim solely seeks monetary damages; and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full. (The conditions set forth in (i), (ii) and (iii) above are collectively referred to as the “Litigation Conditions”). In the case of any Third Party Claim which is the subject of Section 11.2 (a) or (b), PFIZER shall be entitled to control the defense of such Third Party Claim.

(b) Within ten (10) days after the Indemnifying Party has given notice to the Indemnified Party of its intended exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume and conduct such defense, with counsel selected by the Indemnifying Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and cause its Affiliates and agents to cooperate upon request of the Indemnifying Party in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying

Party fails to satisfy the Litigation Conditions or does not notify the Indemnified Party in writing of the Indemnifying Party’s intent to defend any Third Party Claim within ten (10) days after notice thereof, the Indemnified Party may (upon notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

(c) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, and shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, neither party shall have the right to enter into a compromise or settlement that materially adversely affects the other party’s Technology or Patent Rights, except with the consent of the other party.

11.5 Disclaimer of Liability for Consequential Damages. IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, SUFFERED BY PFIZER, IMMUCELL OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, UNDER THIS AGREEMENT, EXCEPT (A) TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM, AND (B) FOR PURPOSES OF INDEMNIFICATION PURSUANT TO SECTION 11, IN THE EVENT OF AN INTENTIONAL AND WILLFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT BY IMMUCELL OR PFIZER OR THEIR RESPECTIVE AFFILIATES (AS THE CASE MAY BE) OF THIS AGREEMENT.

Section 12.	GOVERNING LAW.

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

12.2 Dispute Resolution. With the exception of those matters referred for resolution by independent accountants under Section 5.5, in the event of any controversy, claim or counter-claim arising out of or relating to this Agreement, the parties shall first attempt to resolve such controversy or claim through good-faith negotiations for a period of no less than thirty (30) days following notification of such controversy or claim to the other party.

Section 13.	CHANGE OF CONTROL.

13.1 The parties agree that if, prior to the date that is six (6) months after submission of the NADA or the Marketing Authorization Application to the CVM or EMEA for regulatory approval, whichever should first occur, but in no event later than January 1, 2008, IMMUCELL should undergo a “change of control” without PFIZER’s prior written consent, then PFIZER shall have option, in its sole discretion, to purchase from IMMUCELL or its new owner, as the case may be, for cash within forty-five (45) days after PFIZER receives written notice of the change of control, all of the IMMUCELL Technology and IMMUCELL Patent Rights associated with the Licensed Product, including without limitation the Trademark, which are licensed or are available to PFIZER under this Agreement for a total purchase price of $2,000,000. For purposes hereof, “Change of Control” means any transaction resulting in the sale of (1) all or substantially all of the assets of IMMUCELL, (2) the assets comprising the Technology and Patent Rights licensed by IMMUCELL hereunder, or (3) beneficial ownership, direct or indirect, of capital stock representing 50% or more of the number of votes that may be cast to elect directors of IMMUCELL, but in each case excluding (a) a reorganization or going-private transaction in which no person or group owns or controls more than 35% of the outstanding stock of IMMUCELL, except where any such person or group acquiring ownership or control of more than 10% of such stock is a material competitor of PFIZER’s animal health business, and (b) a transaction involving PFIZER or any of its Affiliates.

Section 14.	MISCELLANEOUS.

14.1 Force Majeure. Neither party hereto shall be liable to the other party for any losses or damages attributable to a default in or breach of this Agreement (other than an obligation to make any payment due under this Agreement) which is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Law, labor trouble, or shortage of or inability to obtain material, equipment or transport which is beyond the reasonable control of such party.

14.2 Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

14.3 Accrued Obligation. Termination of this Agreement for any reason shall not release any party hereto from any liability which at the time of such termination has already accrued to the other party or which is attributable to a period prior to such termination, nor shall it preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

14.4 Waivers. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. Neither the waiver by any party of any term or condition of this Agreement nor the failure on the part of any party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

14.5 Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between IMMUCELL and PFIZER before the date hereof with respect to the subject matter hereof. None of the terms or this Agreement shall be amended, supplemented or modified except in writing signed by the parties.

14.6 Survival. The provisions of Sections 4, 5, 6, 7, 9, 10, 11, 12, and 14 shall survive the expiration or any termination of this Agreement.

14.7 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party; provided, however, either party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its respective Affiliates or (subject to compliance with Section 13) any successor-in-interest to substantially all of its business; or (ii) pursuant to Section 9.2. Any purported assignment in violation of this Section 14.7 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

14.8 Independent Contractor. The relationship between IMMUCELL and PFIZER is that of independent contractors. IMMUCELL and PFIZER are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties.

14.9 Notices. Each communication and document made or delivered by one party to another under this Agreement shall be made in the English language. All notices, consents, approvals, or other communications required hereunder given by one party to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective parties:

If to IMMUCELL:	ImmuCell Corporation
56 Evergreen Drive
Portland, Maine 04103
Attention: Michael F. Brigham
Facsimile: (207) 878-2117

with a copy to:	Verrill Dana, LLP
One Portland Square
Portland, ME 04112-0586
Attention: Gregory S. Fryer, Esq.
Facsimile: (207) 774-7499

If to PFIZER:	Pfizer Animal Health
235 East 42nd Street
Mailstop: 150-41-19
New York, New York 10017-5755
Attention: Peggy Dillender
Facsimile: 212-883-4858

with a copy to:	Pfizer Animal Health
235 East 42nd Street
Mailstop: 150-42-22
New York, New York 10017-5755
Attention: Christopher Eliopulos, Sr. Corp. Counsel
Facsimile: 646-792-4155

Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail; (c) on the second Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A party may change its address listed above by sending notice to the other party in accordance with this Section 14.9.

14.10 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either party. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party. A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available other than under that Act.

14.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

14.12 Counterparts. This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

14.13 Headings. Headings in this Agreement are included herein to ease of reference only and shall have no legal effect. References to Sections, Schedules, and Exhibits are to Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set forth below.

IMMUCELL CORPORATION		PFIZER INC.

By:	/s/ Michael F. Brigham	By:	/s/ Pedro Lichtinger
Name:	Michael F. Brigham	Name:	Pedro Lichtinger
Title:	President and CEO	Title:	President, Pfizer Animal Health
Date:	December 21, 2004	Date:	December 21, 2004

EXHIBIT A

Clinical Studies and Supplies

1.	Clinical Studies:

To include:

US study to determine efficacy against sub-clinical mastitis

US study to determine efficacy against clinical mastitis

European study to determine efficacy against sub-clinical mastitis

European study to determine efficacy against clinical mastitis

Other such studies as required in other Territories (including US and Europe) as required to support regulatory submissions.

2.	Drug Product Supplies for Clinical Studies

IMMUCELL shall provide fully characterized Drug Product, manufactured to appropriate GMP standards for the API at this point in development, and suitable for the initial US clinical trials as determined by QA requirements that will be agreed to subsequently by the parties.

EXHIBIT B

IMMUCELL Patent Rights

Patents Licensed from Nutrition 21:

Country	Patent number	Date of filing	Date of grant
USA	US 5,217,950	1/21/92	6/8/93
USA	US 5,260,271	4/17/92	11/9/93
USA	US 5,691,301	11/9/93	11/25/97
USA	US 5,753,614	6/6/95	5/19/98
USA	US 5,763,395	2/9/95	6/9/98

Patents and Applications Filed by IMMUCELL:

Country	Patent number	Date of filing	Date of grant
USA	US 6,794,181	10/9/02	9/21/04
PCT	Application PCT/US03/31986	10/7/03	<pending>

This includes all continuations, continuations-in-part, divisionals, provisionals, patents of addition, reissues, re-examinations, renewals or extensions thereof and all Supplemental Protection Certificates.

EXHIBIT C

Transfer of Manufacturing Process

a) Production Cultures

IMMUCELL shall transfer stocks of production culture to PFIZER, together with methods and full historical documentation for the production and the testing of the stocks. IMMUCELL shall aid PFIZER in the transfer of these production culture stocks to a facility that PFIZER identifies with necessary licenses and USDA permits.

This transfer is to be completed within 60 days after the Effective Date, after which time PFIZER and IMMUCELL shall each be responsible for maintenance and propagation of the seed stocks in their respective facilities.

If the Agreement is terminated, all samples of the original culture, and strains derived from the original, shall be returned by PFIZER to IMMUCELL. Under these circumstances IMMUCELL shall reimburse PFIZER for reasonable shipping expenses in the transfer of such cultures.

b) Transfer of the Raw Material process

IMMUCELL shall:-

•	allow PFIZER to observe the manufacture of the clinical supplies of Raw Material, following which transfer of the process shall commence.

•	be responsible for its respective reasonable expenses involved in the transfer.

•	provide reasonable access to key IMMUCELL personnel to advise on establishing the process at a PFIZER facility (to include visits to the site of Raw Material manufacture, with PFIZER to bear all reasonable travel costs)

c) Transfer of the Drug Product process

IMMUCELL shall, to the extent reasonably required by PFIZER or its designated Contract Manufacturer, provide PFIZER with all available details concerning the manufacture of Drug Product, subject however to any nondisclosure obligations to third parties.

EXHIBIT D

Minimum Royalties

	Year 1	Year 2	Year 3	Year 4	Year 5	Until expiry
Payment for US Sales ($)	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
Payment for EU Sales ($)	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

Notes

1)	Year relates to full calendar year immediately following the year during the Term in which the NADA or Marketing Authorization Application is approved by the CVM or the EMEA, whichever is first to occur.

2)	Minimum Royalties in a given calendar year are to be reduced by 50% in any country within the Territory where a Competing Product (other than one offered by a party to this Agreement or its Affiliates or sublicensees) achieves market share in the Field of Use of 25% or more than that of the Licensed Product (except that de minimis sales of less than $250,000 for the Competing Product in that country shall not give rise to any adjustment), with the result that a reduction in overall Minimum Royalties for the United States or European Union (as the case may be) shall be made on a pro rata basis based on commercial sales per country relative to the respective Territory.

3)	During any of Years 1, 2 or 3, if Licensed Product has been sold commercially in both the United States and the European Union, and if there is excess of royalties in either the US or the EU above the Minimum Royalties due in such region, then such excess amount shall be applied and credited to the Minimum Royalties due in the other region for the same period.

[* * *] Confidential Treatment Requested. The confidential portions have been filed separately with the Securities & Exchange Commission.